Exhibit 99.2

July 11, 2011

Special Committee of the Board of Directors

Board of Directors

Southern Union Company

5444 Westheimer Road

Houston, Texas 77056

Re:	Initially Filed Registration Statement on Form S-4 of Energy Transfer Equity, L.P., filed on July 11, 2011 relating to the issuer’s common units

Gentlemen:

Reference is made to our opinion letter, dated July 4, 2011 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of Southern Union Company (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 15, 2011, as amended and restated as of July 4, 2011, by and among Energy Transfer Equity, L.P. (“ETE”), Sigma Acquisition Corporation, a wholly owned subsidiary of ETE, and the Company.

The foregoing Opinion Letter is provided for the information and assistance of the special committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Opinion of Southern Union’s Financial Advisors,” “RISK FACTORS—Risks Related to the Merger,” “PROPOSAL 1 – THE MERGER—Background of the Merger,” “PROPOSAL 1 – THE MERGER—Southern Union’s Reasons for the Merger; Recommendation of the Southern Union Special Committee and Southern Union Board,” and “PROPOSAL 1 – THE MERGER—Opinion of Southern Union’s Financial Advisors—Goldman Sachs” and to the inclusion of the foregoing Opinion Letter in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)